EXHIBIT 5

                                HART & HART, LLC
                                ATTORNEYS AT LAW
                             1624 Washington Street
                                Denver, CO 80203
William T. Hart, P.C.              ________                   harttrinen@aol.com
Will Hart                      (303) 839-0061                Fax: (303) 839-5414



                                 April 14, 2017



The Diamond Cartel, Inc.
28 Banting Crescent
London, Ontario
Canada  N6G 4G2



     This letter will constitute an opinion upon the legality of the sale by the Diamond Cartel, Inc., a Delaware corporation (the "Company"), of up to 3,000,000 shares of common stock, all as referred to in the Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission.

     We have examined the Articles of Incorporation, the Bylaws, and the minutes of the Board of Directors of the Company, the applicable laws of the State of Delaware, and a copy of the Registration Statement. In our opinion, the Company is authorized to issue the shares of common stock referred to in the Registration Statement and such shares, when issued, will be validly issued and will represent fully paid and non-assessable shares of the Company's common stock.


                                Very truly yours,

                                HART & HART, LLC

                               /s/ William T. Hart

                                 William T. Hart